Exhibit 99.1

News Release

Southeastern Banking Corporation Reports Third Quarter 2008 Earnings

DARIEN, GA, October 20, 2008/ — Southeastern Banking Corporation (OTC Bulletin Board: SEBC) today announced its net income results for the quarter and nine months ended September 30, 2008 compared to the corresponding periods last year.

•	Net income for the 2008 third quarter approximated $1,142,000, down $521,000 or 31.33% from September 30, 2007.

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Year-to-date, net income declined $1,362,000 or 27.31% to $3,625,000 at September 30, 2008 from $4,987,000 in 2007. On a per share basis, net income for the nine-month period fell $0.41 to $1.14 at September 30, 2008 from $1.55 in 2007.

The decline in net income was primarily attributable to reductions in net interest margin.

Southeastern Banking Corporation (the Company), with assets exceeding $400 million, is a financial services company with operations in southeast Georgia and northeast Florida. Southeastern Bank (SEB), the Company’s principal subsidiary, offers a full line of commercial and retail services to meet the financial needs of its customer base through its seventeen branch locations and ATM network. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. SEB also offers 24-hour delivery channels, including internet and telephone banking, and provides insurance and investment brokerage services. The Company is headquartered in Darien, Georgia. More information on the Company and its subsidiaries can be obtained through SEB’s website at www.southeasternbank.com or through periodic filings with the Securities & Exchange Commission at www.sec.gov.

Media Contact: Alyson G. Beasley, Vice President & Treasurer, Southeastern Banking Corporation at 912.437.4141.